SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CONVERSION SERVICES INTERNATIONAL, INC.

(Name of Registrant As Specified in its Charter)

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CONVERSION SERVICES INTERNATIONAL, INC.
100 Eagle Rock Avenue
East Hanover, New Jersey 07936

July 9, 2007

Dear Fellow Stockholder:

The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Conversion Services International, Inc. (the “Company” or “CSI”) will be held at 10:00 a.m. on Monday, August 6, 2007 at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936. Enclosed you will find a formal Notice of Annual Meeting, Proxy Card and Proxy Statement, detailing the matters which will be acted upon. Directors and Officers of the Company will be present to help host the meeting and to respond to any questions from our stockholders. I hope you will be able to attend.

Please sign, date and return the enclosed Proxy without delay in the enclosed envelope. If you attend the Annual Meeting, you may vote in person, even if you have previously mailed a Proxy, by withdrawing your Proxy and voting at the meeting. Any stockholder giving a Proxy may revoke the same at any time prior to the voting of such Proxy by giving written notice of revocation to the Secretary, by submitting a later dated Proxy or by attending the Annual Meeting and voting in person. The Company’s Annual Report on Form 10-K (including audited financial statements) for the fiscal year ended December 31, 2006 accompanies the Proxy Statement. All shares represented by Proxies will be voted at the Annual Meeting in accordance with the specifications marked thereon, or if no specifications are made, (a) as to Proposal 1, the Proxy confers authority to vote “FOR” all of the five persons listed as candidates for a position on the Board of Directors, (b) as to Proposal 2, the Proxy confers authority to vote “FOR” the ratification of Friedman LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007, (c) as to Proposal 3, the Proxy confers authority to vote “FOR” amending the Company’s 2003 Incentive Plan (the “Plan”) to increase the number of options to purchase shares of Common Stock reserved for issuance under the Plan from ten million (10,000,000) to twenty million (20,000,000), and (d) as to any other business which comes before the Annual Meeting, the Proxy confers authority to vote in the Proxy holder’s discretion.

The Company’s Board of Directors believes that a favorable vote for each candidate for a position on the Board of Directors and for all other matters described in the attached Notice of Annual Meeting and Proxy Statement is in the best interest of the Company and its stockholders and recommends a vote “FOR” all candidates and all other matters. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

Thank you for your investment and continued interest in Conversion Services International, Inc.

Sincerely,

Scott Newman
President and Chief Executive Officer

CONVERSION SERVICES INTERNATIONAL, INC.
100 Eagle Rock Avenue
East Hanover, New Jersey 07936

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MONDAY, AUGUST 6, 2007

To our Stockholders:

Notice is hereby given that the 2007 Annual Meeting (the “Annual Meeting”) of Stockholders of Conversion Services International, Inc. (the “Company” or “CSI”), a Delaware corporation, will be held at our principal office at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, on Monday, August 6, 2007 at 10:00 a.m., for the following purposes:

(1)	To elect five Directors to the Board of Directors to serve until the 2008 Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified;
(2)	To ratify the appointment by the Audit Committee of the Board of Directors of Friedman LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2007;
(3)	To amend the Company’s 2003 Incentive Plan (the “Plan”) to increase the number of options to purchase shares of Common Stock reserved for issuance under the Plan from ten million (10,000,000) to twenty million (20,000,000); and
(4)	To consider and take action upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on June 25, 2007, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

For a period of 10 days prior to the Annual Meeting, a stockholders list will be kept at the Company’s office and shall be available for inspection by stockholders during usual business hours. A stockholders list will also be available for inspection at the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

STOCKHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU SIGN AND RETURN YOUR PROXY WITHOUT SPECIFYING YOUR CHOICES IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY, IF YOU DESIRE, REVOKE YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

Scott Newman, Chairman

July 9, 2007

CONVERSION SERVICES INTERNATIONAL, INC.
100 Eagle Rock Avenue
East Hanover, New Jersey 07936

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board of Directors” or “Board”) of Conversion Services International, Inc. of proxies to be voted at the 2007 Annual Meeting of Stockholders to be held at 10:00 a.m. on Monday, August 6, 2007 at our principal office at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936 and at any adjournments thereof (the “Annual Meeting”). In this proxy statement, Conversion Services International, Inc. is referred to as “CSI”, “we”, “us”, “our” or “the Company” unless the context indicates otherwise. The Annual Meeting has been called to consider and take action on the following proposals: (i) to elect five Directors to the Board of Directors to serve until the 2008 Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified; (ii) to ratify the appointment by the Audit Committee of our Board of Directors of Friedman LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007; (iii) to amend the Company’s 2003 Incentive Plan (the “Plan”) to increase the number of options to purchase shares of Common Stock reserved for issuance under the Plan from ten million (10,000,000) to twenty million (20,000,000), and (iv) to consider and take action upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Company’s Board of Directors recommends that the stockholders vote in favor of each of the proposals. Only holders of record of Common Stock, of the Company at the close of business on June 25, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting.

The principal executive offices of the Company are located at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936 and its telephone number is (973) 560-9400. The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent or given to stockholders is July 9, 2007. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is enclosed with these materials, but should not be considered proxy solicitation material.

INFORMATION CONCERNING SOLICITATION AND VOTING

As of the Record Date, there were 71,925,138 outstanding shares of Common Stock, each share entitled to one vote on each matter to be voted on at the Annual Meeting. As of the Record Date, the Company had approximately 465 beneficial holders of record of Common Stock. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Annual Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained.

Each nominee to be elected as a director named in Proposal 1 must receive the vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. For the purposes of election of directors, although abstentions will count toward the presence of a quorum, they will not be counted as votes cast and will have no effect on the result of the vote.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting is required for approval of the ratification of the selection of Friedman LLP as independent auditors of the Company for the fiscal year 2007 described in Proposal 2. Abstentions will not be counted as votes entitled to be cast on this matter and will have no effect on the result of the vote.

The amendment of the Company’s Plan to increase the number of options to purchase shares of Common Stock reserved for issuance, as described in Proposal 3, requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting.

“Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present in person or by proxy on a voting matter and will have no effect on the outcome of the vote. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposals 1 and 2. The approval of all other matters to be considered at the Annual Meeting requires the affirmative vote of a majority of the eligible votes cast at the Annual Meeting on such matters.

The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

Proxies given by stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his or her attorney authorized in writing or, if the stockholder is a corporation, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournments thereof, at which the proxy is to be used, or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournments thereof, and upon either of such deposits the proxy is revoked.

Proposals 1, 2 and 3 do not give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder’s shares.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

CORPORATE GOVERNANCE

The Company’s Board of Directors has long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of stockholders. During the past year, the Company’s Board of Directors has continued to review its governance practices in light of the Sarbanes-Oxley Act of 2002 and new Securities and Exchange Commission (the “SEC”) rules and regulations. This section describes key corporate governance guidelines and practices that the Company has adopted. Complete copies of the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee charters are posted on the Company’s website at www.csiwhq.com. Alternatively, you can request a copy of any of these documents by writing to the Company. The contents of our website should not be considered proxy solicitation material.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics which is applicable to all our directors, officers, employees, agents and representatives, including our principal executive officer and principal financial officer, principal accounting officer or controller, or other persons performing similar functions. We have made available on our website copies of our Code of Conduct and Ethics and charters for the committees of our Board and other information that may be of interest to investors.

Board Meetings and Attendance of Directors

During fiscal year 2006, the Board of Directors held six meetings, four of which were attended by all of the Company’s Directors during the period that such person was a member of the Board of Directors, and took action by unanimous written consent on two occasions. Directors are expected to attend all meetings. All of our Directors are expected to attend the Annual Meeting.

Special meetings are held from time to time to consider matters for which approval of the Board of Directors is desirable or required by law.

Director Independence

The Board has reviewed each of the directors’ relationships with the Company in conjunction with Section 121(A) of the listing standards of the American Stock Exchange (“AMEX”) and has affirmatively determined that three of our directors, Lawrence K. Reisman, Frederick Lester and Thomas Pear, are independent of management and free of any relationship that would interfere with their independent judgment as members of the Audit Committee, Compensation and Stock Option Committee, and Nominating and Corporate Governance Committee.

Committees of the Board of Directors

The Board of Directors has established three standing committees: (1) the Audit Committee, (2) the Compensation and Stock Option Committee and (3) the Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board. Copies of the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee’s’ charters are posted on the Company’s website. Messrs. Reisman, Lester and Pear are the members of each of such committees. Mr. Reisman is the chair of our Audit Committee, Mr. Pear is the chair of our Compensation and Stock Option Committee, and Mr. Lester is the chair of our Nomination and Corporate Governance Committee.

Audit Committee

The Audit Committee was formed in April 2005. The Audit Committee met six times in fiscal year 2006 and each member of the Audit Committee was present at such meeting, and acted by unanimous written consent one time. The Audit Committee is responsible for matters relating to financial reporting, internal controls, risk management and compliance. These responsibilities include appointing, overseeing, evaluating and approving the fees of our independent auditors, reviewing financial information which is included in our Annual Report on Form 10-K, discussions with management and the independent auditors the results of the annual audit and our quarterly financial statements, reviewing with management our system of internal controls and financial reporting process and monitoring our compliance program and system.

The Audit Committee operates pursuant to a written charter, which sets forth the functions and responsibilities of this committee. A copy of the charter can be viewed on our website. All members of this committee are independent directors under the SEC rules. The Board of Directors has determined that Lawrence K. Reisman, the committee’s chairman, meets the SEC criteria of an “audit committee financial expert”, as defined in Item 401(h) of Regulation S-K.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of its independent auditors. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditors.

Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Friedman LLP (“Friedman”), as the Company’s independent auditors, are responsible for auditing those financial statements and management’s assessment of internal control over financial reporting and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles, the fairness of management’s assessment of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we have met and held discussions with management for the fiscal year ended December 31, 2006. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed with management and the Company’s external auditors, Friedman LLP, the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 and the Company’s internal control over financial reporting. We also discussed with Friedman the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Friedman provided to us the written disclosures required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and we discussed their independence with them. In determining Friedman’s independence, we considered whether their provision of non-audit services to the Company was compatible with maintaining independence. We received regular updates on Friedman’s fees and the scope of audit and non-audit services they provided. All such services were provided consistent with applicable rules and our pre-approval policies and procedures.

Based on our discussions with management and our external auditors, our review of the representations of management, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K. We also approved, subject to stockholder ratification, the selection of Friedman as the Company’s independent auditors for the fiscal year ending December 31, 2007.

Members of the Audit Committee

Lawrence K. Reisman (Chair)
Frederick Lester
Thomas Pear

Compensation and Stock Option Committee

The Compensation Committee and the Stock Option Committee merged in March 2007, and acted by written consent a combined total of five times during fiscal 2006. The Compensation and Stock Option Committee is responsible for matters relating to the development, attraction and retention of the Company’s management and for matters relating to the Company’s compensation and benefit programs. As part of its responsibilities, this committee evaluates the performance and determines the compensation of the Company’s Chief Executive Officer and approves the compensation of our senior officers, as well as to fix and determine awards to employees of stock options, restricted stock and other types of stock-based awards.

The Compensation and Stock Option Committee operates under a written charter that sets forth the functions and responsibilities of this committee. A copy of the charter can be viewed on our website. Pursuant to its charter, the Compensation and Stock Option Committee must be comprised of at least two (2) Directors who, in the opinion of the Board of Directors, must meet the definition of “independent director” within the rules and regulations of the SEC. The Board of Directors has determined that all members of this committee are independent directors under the SEC rules and AMEX listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for providing oversight on a broad range of issues regarding our corporate governance practices and policies and the composition and operation of the Board of Directors. These responsibilities include reviewing potential candidates for membership on the Board and recommending to the Board nominees for election as directors of the Company.

The Nominating and Corporate Governance Committee was formed in May 2005. During the fiscal year 2006, the Nominating and Corporate Governance Committee met one time and each member of the Nominating and Corporate Governance Committee was present at such meeting. A complete description of the Nominating and Corporate Governance Committee’s responsibilities is set forth in the Nominating and Corporate Governance written charter. A copy of the charter is available to stockholders on the Company’s website. All members of the Nominating and Corporate Governance Committee are “independent” as independence for nominating committee members is defined by the rules and regulations of the SEC and under the AMEX listing standards. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. To recommend a nominee please write to the Nominating and Corporate Governance Committee c/o the Company, Attn: Secretary. There are no minimum qualifications for consideration for nomination to be a director of the Company. The nominating committee will assess all director nominees using the same criteria. Nominations made by stockholders must be made by written notice received by the Secretary of the Company within 30 days of the date on which notice of a meeting for the election of directors is first given to stockholders. The Nominating and Corporate Governance Committee and the Board of Directors carefully consider nominees regardless of whether they are nominated by stockholders, the Nominating and Corporate Governance Committee or existing board-members. During 2006, the Company did not pay any fees to any third parties to assist in the identification of nominees. The Company did not receive any director nominee suggestions from stockholders for the Annual Meeting.

Compensation of Directors

Directors of the Company who are not employees of the Company or its subsidiaries are entitled to receive compensation for serving as directors in the amount of $10,000 per annum (50% cash and 50% stock), $500 per Board meeting attended in person, $250 per Board meeting attended via teleconference, $250 per Committee meeting attended, and an annual stock option grant. Directors may be removed with or without cause by a vote of the majority of the stockholders then entitled to vote. Other than as described in “Executive Compensation” below, there were no other arrangements pursuant to which any director was compensated during fiscal 2006 for any services provided as a director.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Stock Option Committee is or has been an officer or employee of the Company. In addition, none of the members of the Compensation and Stock Option Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, five individuals will be elected to serve as directors until the next annual meeting or until their successors are duly elected, appointed and qualified. The Company’s Board of Directors currently consists of five persons. All five of the individuals who are nominated for election to the Board of Directors are existing directors of the Company. Unless a stockholder WITHHOLDS AUTHORITY, a properly signed and dated proxy will be voted “FOR” the election of the persons named below, unless the proxy contains contrary instructions. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a director. However, in the event any nominee is not a candidate or is unable or unwilling to serve as a director at the time of the election, unless the stockholder withholds authority from voting, the proxies will be voted “FOR” any nominee who shall be designated by the present Board of Directors to fill such vacancy.

The name and age of each of the five nominees, his position with the Company, his principal occupation, and the period during which such person has served as a director are set out below.

Biographical Summaries of Nominees for the Board of Directors

Name of Nominee Age	Age	Position with the Company	Principal Occupation	Director Since
Scott Newman	48	President, Chief Executive Officer and Chairman	President and Chief Executive Officer of the Company	2004
Glenn Peipert	46	Executive Vice President, Chief Operating Officer and Director	Executive Vice President and Chief Operating Officer of the Company	2004
Lawrence K. Reisman*	47	Director	CPA at the The Accounting Offices of L.K. Reisman	2004
Frederick Lester**	49	Director	Consulting Partner, NE Banking & Capital Markets, Teradata, a division of NCR	2006
Thomas Pear***	54	Director	Principal in Saw Mill Sports Management and management consultant	2006

*	Chair of the Audit Committee, and member of the Compensation and Stock Option Committee and the Nominating and Corporate Governance Committee.
**	Chair of the Nominating and Corporate Governance Committee, and member of the Audit Committee and the Compensation and Stock Option Committee.
***	Chair of the Compensation and Stock Option Committee, and member of the Audit Committee and the Nominating and Corporate Governance Committee.

Scott Newman has been our President, Chief Executive Officer and Chairman since January 2004. Mr. Newman founded the former Conversion Services International, Inc. in 1990 (before its merger with and into the LCS). He has over twenty years of experience providing technology solutions to major companies internationally. Mr. Newman has direct experience in strategic planning, analysis, design, testing and implementation of complex big-data solutions. He possesses a wide range of software and hardware architecture/discipline experience, including, client/server, data discovery, distributed systems, data warehousing, mainframe, scaleable solutions and e-business. Mr. Newman has been the architect and lead designer of several commercial software products used by Chase, Citibank, Merrill Lynch and Jaguar Cars. Mr. Newman

advises and reviews data warehousing and business intelligence strategy on behalf of our Global 2000 clients, including AT&T Capital, Jaguar Cars, Cytec and Chase. Mr. Newman is a member of the Young Presidents Organization, a leadership organization that promotes the exchange of ideas, pursuit of learning and sharing strategies to achieve personal and professional growth and success. Mr. Newman received his B.S. from Brooklyn College in 1980.

Glenn Peipert has been our Executive Vice President, Chief Operating Officer and Director since January 2004. Mr. Peipert held the same positions with the former Conversion Services International, Inc. since its inception in 1990. Mr. Peipert has over two decades of experience consulting to major organizations about leveraging technology to enable strategic change. He has advised clients representing a broad cross-section of rapid growth industries worldwide. Mr. Peipert has hands on experience with the leading data warehousing products. His skills include architecture design, development and project management. He routinely participates in architecture reviews and recommendations for our Global 2000 clients. Mr. Peipert has managed major technology initiatives at Chase, Tiffany, Morgan Stanley, Cytec and the United States Tennis Association. He speaks nationally on applying data warehousing technologies to enhance business effectiveness and has authored multiple white papers regarding business intelligence. Mr. Peipert is a member of the Institute of Management Consultants, as well as TEC International, a leadership organization whose mission is to increase the effectiveness and enhance the lives of chief executives and those they influence. Mr. Peipert received his B.S. from Brooklyn College in 1982.

Lawrence K. Reisman has been a Director of our company since February 2004 and is Chairman of the Board’s Audit Committee. Mr. Reisman is a Certified Public Accountant who has been the principal of his own firm, The Accounting Offices of L.K. Reisman, since 1986. Prior to forming his company, Mr. Reisman was a tax manager at Coopers & Lybrand and Peat Marwick Mitchell. He routinely provides accounting services to small and medium-sized companies, which services include auditing, review and compilation of financial statements, corporate, partnership and individual taxation, designing accounting systems and management consulting services. Mr. Reisman received his B.S. and M.B.A. in Finance from St. John’s University in 1981 and 1985, respectively.

Frederick Lester has been a Director of our company since August 2006 and is Chairman of the Board’s Nominating and Corporate Governance Committee. Mr. Lester is the Regional Consulting Partner, NE Banking & Capital Markets, Teradata Corporation. From 2005-2006, Mr. Lester was the Consulting Director at Cognos Corporation, and from 1999-2005, he was the Managing Director at Competitive Advantage, Inc. Prior to this, Mr. Lester served as Consulting Director for KPMG and Managing Partner at Teradata. Mr. Lester’s undergraduate studies at Columbia University focused on nuclear physics and mathematics.

Thomas Pear has been a Director of our company since August 2006 and is Chairman of the Board’s Compensation and Stock Option Committee. Mr. Pear is a principal in Saw Mill Sports Management and a management consultant. From 1993 to 2006, Mr. Pear served as chief financial officer of The Atlantic Club, and also served as its president from 2002 to 2006. Prior to this, Mr. Pear served as vice president and general manager of DM Engineering, vice president and chief financial officer of Tennis Equities, and staff accountant at Malkin, Studley and Ramey CPA, PC. Mr. Pear received his B.S. in Accounting from Nichols College in 1974.

Board members are elected annually by the stockholders and the officers are appointed annually by the Board of Directors.

Vote Required

Provided that a quorum of stockholders is present at the meeting in person, or is represented by proxy, and is entitled to vote thereon, Directors will be elected by a plurality of the votes cast at the meeting. For the purposes of election of directors, although abstentions will count toward the presence of a quorum, they will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Messrs. Newman, Peipert, Reisman, Lester and Pear. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees and AGAINST any other nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

Also submitted for consideration and voting at the Annual Meeting is the ratification of the appointment by the Company’s Board of Directors, upon the recommendation of the Audit Committee, of Freidman LLP (“Friedman”) as independent auditors for the purpose of auditing and reporting upon the financial statements of the Company for the fiscal year ending December 31, 2007. The Board of Directors of the Company, upon the recommendation of the Audit Committee, has selected and approved Friedman as independent auditors to audit and report upon the Company’s financial statements. Friedman has no direct or indirect financial interest in the Company.

Representatives of Friedman are expected to be present at the Annual Meeting, and they will be afforded an opportunity to make a statement at the Annual Meeting if they desire to do so. It is also expected that such representatives will be available at the Annual Meeting to respond to appropriate questions by stockholders.

Vote Required

The affirmative vote of holders of a majority of the votes cast at the Annual Meeting is required for the ratification of the selection of Friedman as the Company’s independent auditors for the fiscal year ending December 31, 2007.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Friedman LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007. Unless marked to the contrary, proxies received from stockholders will be voted in favor of the ratification of the selection of Freidman LLP as independent auditors for the Company for the fiscal year 2007.

Information about Fees Billed by Independent Auditors

The following table sets forth fees billed to us by our independent registered public accounting firms during the fiscal years ended December 31, 2006 and December 31, 2005 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services by our independent registered public accounting firms that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees; (iii) services rendered in connection with tax compliance, tax advice and tax planning; and (iv) all other fees for services rendered.

	FY 2006	FY 2005
Audit Fees	$256,367	$319,748
Audit Related Fees	$2,500	$8,700
Tax Fees	$93,733	$78,850
All Other Fees	$18,030	$0

All Other Fees

For the year ended December 31 2006, the Company incurred professional fees of $18,030 to its independent auditors. For the year ended December 31, 2005, the Company incurred no professional fees to its independent auditors with respect to other services. For the years ended December 31, 2005 and 2006, there were no fees billed by the Company’s independent auditors for professional services rendered for information technology services relating to financial information systems design and implementation.

The Audit Committee has the sole authority to pre-approve all audit and non-audit services provided by the independent auditors to the Company.

PROPOSAL 3

APPROVAL OF AMENDMENT TO
2003 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
RESERVED FOR ISSUANCE THEREUNDER

2003 Incentive Plan

General

The 2003 Incentive Plan (the “Plan”) was approved at a special meeting of the Company’s stockholders on January 23, 2004. At the 2006 annual meeting of stockholders, the Plan was amended to increase the number of options to purchase shares of Common Stock reserved for issuance from 6,666,667 shares to 10,000,000 shares. The Plan currently authorizes the Company to issue 10,000,000 shares of Common Stock for issuance upon exercise of options, and such shares have been reserved. It also authorizes the issuance of stock appreciation rights, referred to herein as SARs. The Plan authorizes the Company to grant:

•	incentive stock options to purchase shares of Common Stock,
•	non-qualified stock options to purchase shares of Common Stock, and
•	SARs and shares of restricted Common Stock.

The Plan may be amended, terminated or modified by the Board of Directors or the Compensation and Stock Option Committee at any time, subject to stockholder approval as required by law, rule or regulation. No such termination, modification or amendment may affect the rights of an optionee under an outstanding option or the grantee of an award.

Objectives

The purpose of the Plan is to advance the interests of the Company and its stockholders by encouraging and facilitating the ownership of the Company’s Common Stock by persons performing services for the Company in order to enhance the ability of the Company to attract, retain and reward such persons and motivate them to contribute to the growth and profitability of the Company.

Oversight

The Compensation and Stock Option Committee, consisting of independent directors Lawrence K. Reisman, Frederick Lester and Thomas Pear (chairman), administer the Plan by making determinations regarding the persons to whom options should be granted and the amount, terms, conditions and restrictions of the awards. The Board or the Compensation and Stock Option Committee also has the authority to interpret the provisions of the Plan and to establish and amend rules for its administration subject to the Plan’s limitations.

Types of Grants

The Plan allows the Company to grant incentive stock options, non-qualified stock options, shares of restricted stock, SARs in connections with options and independent SARs. The Plan does not specify what portion of the awards may be in the form of any of the foregoing. Incentive stock options awarded to our employees are qualified stock options under the Internal Revenue Code.

Eligibility

Under the Plan, the Company may grant incentive stock options only to officers and employees, and the Company may grant non-qualified options to officers and employees, as well as directors, independent contractors and agents.

Statutory Conditions on Stock Options

Exercise Price.  To the extent that options designated as incentive stock options become exercisable by an optionee for the first time during any calendar year for Common Stock having a fair market value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as nonqualified stock options. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary of ours, must have an exercise price at least equal to 110% of the fair market value of Common Stock on the date of grant and the term of the option may not be longer than five years.

Expiration Date.  Any option granted under the Plan will expire at the time fixed by the Board or the Compensation and Stock Option Committee, which cannot be more than ten (10) years after the date it is granted or, in the case of any person who owns more than 10% of the combined voting power of all classes of the Company’s stock or of any parent or subsidiary corporation, not more than five (5) years after the date of grant.

Exerciseability.  The Board or its committee may also specify when all or part of an option becomes exercisable, but in the absence of such specification, the option will ordinarily be exercisable in whole or part at any time during its term. However, the Board or its committee may accelerate the exerciseability of any option at its discretion.

Assignability.  Options granted under the Plan are not assignable, except by the laws of descent and distribution or as may be otherwise provided by the Board or its committee.

Payment Upon Exercise of Options

Payment of the exercise price for any option may be in cash or by broker assisted exercise.

Stock Appreciation Rights

A Stock Appreciation Right is the right to benefit from appreciation in the value of Common Stock. A SAR holder, on exercise of the SAR, is entitled to receive from the Company in cash or Common Stock an amount equal to the excess of: (a) the fair market value of Common Stock covered by the exercised portion of the SAR, as of the date of such exercise, over (b) the fair market value of Common Stock covered by the exercised portion of the SAR as of the date on which the SAR was granted.

The Board or the Compensation and Stock Option Committee may grant SARs in connection with all or any part of an option granted under the Plan, either concurrently with the grant of the option or at any time thereafter, and may also grant SARs independently of options.

Tax Consequences

An employee or director will not recognize income on the awarding of incentive stock options and nonstatutory options under the Plan.

An optionee will recognize ordinary income as the result of the exercise of a nonstatutory stock option in the amount of the excess of the fair market value of the stock on the day of exercise over the option exercise price.

An employee will not recognize income on the exercise of an incentive stock option, unless the option exercise price is paid with stock acquired on the exercise of an incentive stock option and the following holding period for such stock has not been satisfied. The employee will recognize long-term capital gain or loss on a sale of the shares acquired on exercise, provided the shares acquired are not sold or otherwise disposed of before the earlier of:

(i)	two years from the date of award of the option, or
(ii)	one year from the date of exercise.

If the shares are not held for the required period of time, the employee will recognize ordinary income to the extent the fair market value of the stock at the time the option is exercised exceeds the option price, but limited to the gain recognized on sale. The balance of any such gain will be a short-term capital gain. Exercise of an option with previously owned stock is not a taxable disposition of such stock. An employee generally must include in alternative minimum taxable income the amount by which the price such employee paid for an incentive stock option is exceeded by the option’s fair market value at the time his or her rights to the stock are freely transferable or are not subject to a substantial risk of forfeiture.

As of December 31, 2006, options to purchase a total of 6,836,115 shares of Common Stock were outstanding at exercise prices ranging from $0.25 to $3.45 per share. Generally, one-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. Options to purchase shares of Common Stock generally expire on the ten (10) year anniversary of their grant date.

All options described above have been issued pursuant to the 2003 Incentive Plan described above.

Reasons for the Plan Amendment

The purpose of the Plan Amendment is to enable the Company to obtain and retain competent personnel who will contribute to the Company’s success by their ability, ingenuity and industry knowledge, and to provide incentives to such personnel and members that are linked directly to increases in stockholder value, and will therefore, inure to the benefit of all stockholders of the Company. Eligible recipients of awards under the Plan include employees, directors, consultants and advisors of the Company.

The Board of Directors determined to increase the number of shares of Common Stock reserved for issuance under the Plan because it believes that the current number is insufficient for the purposes of the Plan as stated above. The market for quality personnel is competitive, and the ability to obtain and retain competent personnel is of great importance to the Company’s business operations.

Vote Required

To amend the Company’s Plan (the “Plan Amendment”) to increase the number of stock options reserved for issuance under such plan from ten million (10,000,000) to twenty million, (20,000,000) an affirmative vote of the holders of a majority of shares voting on the proposal must be obtained. Abstentions and brokers non-votes will have no effect on the outcome. If the proposal is not approved by the stockholders, the Plan Amendment will not be effective and the proposal will not be implemented.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2003 INCENTIVE PLAN.

Executive Compensation

The following table sets forth, for the fiscal years indicated, all compensation awarded to, paid to or earned by the following type of executive officers for the fiscal years ended December 31, 2006, 2005 and 2004: (i) individuals who served as, or acted in the capacity of, our principal executive officer for the fiscal year ended December 31, 2006; and (ii) our other most highly compensated executive officer, who together with the principal executive officer are our most highly compensated officers whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 2006 and who were employed at the end of fiscal year 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards(s)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
		($)		($)	($)	($)		($)	($)
Scott Newman President, Chief Executive Officer and Chairman	2006 2005 2004	479,167 500,000 500,000		— — —	— — —	— — —	— — —	— — —	45,401(1) 51,208(1) 42,455	(1)	524,568 551,208 542,455
Glenn Peipert Executive Vice President, Chief Operating Officer and Director	2006 2005 2004	359,375 375,000 375,000		— — —	— — —	— 179,050 —	— — —	— — —	38,300(1) 37,151(1) 36,690	(1)	397,675 591,201 411,690
William Hendry, Vice President, Chief Financial Officer and Treasurer	2006 2005 2004	155,250 142,224 90,250	(3)	5,000 — —	— — —	33,555 20,541 72,663	— — —	— — —	— — —		193,805(2) 162,765(2) 162,913	(2)
Robert C. DeLeeuw Senior Vice President	2006 2005 2004	415,959 350,000 329,400		— — —	— — —	392,100 179,050 —	— — —	— — —	21,147(1) 21,379(1) 17,462	(1)	829,206 550,429 346,862
William McKnight, Senior Vice President – Data Warehousing	2006 2005	250,000 125,047	(3)	39,510 —	— —	— —	— —	— —	23,373(1)	(2)	312,883 125,047

(1)	Amounts shown reflect payments related to medical, dental and life insurance, car payments and 401(k) contributions by the Company.
(2)	The annual amount of perquisites and other personal benefits, if any, did not exceed $10,000 for each named executive officer and has therefore been omitted, unless otherwise stated above.
(3)	Represents a partial year of compensation.

Grants of Plan-Based Awards for 2006

The following table summarizes grants of plan-based awards to each Named Executive Officer during 2006:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock of Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Tresh-old ($)	Target ($)	Maximum ($)	Treshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
William Hendry	10/10/06	—	—	—	150,000	150,000	150,000	—	—	$0.25
Robert C. DeLeeuw	1/9/06	—	—	—	1,000,000	1,000,000	1,000,000	—	—	$0.46

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards at December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Glenn Peipert	83,333	166,667	—	$0.83	11/16/10	—	—	—	—
	20,000	10,000	—	$3.00	5/28/14	—	—	—	—
William	10,000	20,00	—	$0.83	11/16/15	—	—	—	—
Hendry	—	150,00	—	$0.25	10/10/16	—	—	—	—
Robert	250,000	—	—	$0.83	11/16/15	—	—	—	—
DeLeeuw	1,000,000	—	—	$0.46	1/9/16	—	—	—	—

Option Exercises and Stock Vested for 2006

The following table shows the option awards exercised, value realized on exercise, number of stock awards acquired and value of stock awards realized for each our Named Executive Officers during 2006:

	Option Awards		Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Glenn Peipert	—	—	83,333	25,000
William Hendry	—	—	20,000	11,300
Robert C. DeLeeuw	—	—	1,250,000	421,667

Director Compensation for 2006

The following table shows the details of compensation paid to outside directors of the Company during 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frederick Lester	—	—	5,592	—	—	—	5,592
Thomas Pear	—	—	5,592	—	—	—	5,592
Lawrence K. Reisman	—	—	5,592	—	—	—	5,592

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

*	The members and role of our Compensation and Stock Option Committee;
*	Our compensation-setting process;
*	Our compensation philosophy and policies regarding executive compensation;
*	The components of our executive compensation program; and
*	Our compensation decisions for fiscal year 2006.

In this “Compensation Discussion and Analysis” section, the terms, “we,” “our,” ‘us,” and the “Committee” refer to the Compensation and Stock Option Committee of our Board of Directors.

The Compensation and Stock Option Committee

Committee Members and Independence

Thomas Pear, Frederick Lester and Lawrence K. Reisman are the members of the Compensation and Stock Option Committee. Mr. Pear is the Committee Chairman. Each member of the Compensation and Stock Option Committee qualifies as an independent director under American Stock Exchange listing standards.

Role of Committee

We operate under a written charter adopted by the Board. A copy of the charter is available at www.csiwhq.com under Investors — Corporate Governance — Committee Charters. The fundamental responsibilities of our Committee are:

(a)	Set the compensation for the Chairman of the Board and the Chief Executive Officer (“CEO”);
(b)	Set the compensation of other executive officers based upon the recommendation of the CEO;
(c)	Make awards to executives under the 2003 Incentive Plan and other plans as approved by the Board of Directors;
(d)	Review and approve the design of other benefit plans pertaining to executives of the company;
(e)	Approve such reports on compensation as are necessary for filing with the SEC and other government bodies;
(f)	Review, recommend to the Board of Directors, and administer all plans that require “disinterested administration” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended;
(g)	Approve the amendment or modification of any compensation or benefit plan pertaining to executives of the Company that does not require stockholder approval;

(h)	Review and recommend to the Board of Directors changes to the outside directors' compensation;
(i)	Retain outside consultants and obtain assistance from members of management as the Committee deems appropriate in the exercise of its authority;
(j)	Make reports and recommendations to the Board of Directors within the scope of its functions;
(k)	Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company's executive officers; and
(l)	Review the Committee charter from time to time and recommend any changes thereto to the Board of Directors.

Committee Meetings

Our Committee meets as often as necessary to perform its duties and responsibilities. We held one meeting during fiscal 2006 and have held one meeting so far during fiscal 2007. We intend to schedule more regular meetings without management present.

We receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that we have specifically requested. Depending on the agenda for the particular meeting, these materials may include:

*	Financial reports on year-to-date performance compared to prior year performance;
*	Calculations and reports on levels of achievement of individual and corporate performance objectives;
*	Information on the executive officers' stock ownership, employment agreements and option holdings;
*	Information regarding equity compensation plan dilution;
*	Estimated grant-date values of stock options (using the Black-Scholes valuation methodology);
*	Tally sheets setting forth the total compensation of the named executive officers, including base salary and cash incentives; and
*	Equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement or following a change-in-control of CSI.

The Committee Process

A Continuing Process

Although many compensation decisions are made in the first quarter of a fiscal year, our compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

Management's Role in the Compensation-Setting Process

Executive Management plays a significant role in the compensation-setting process. The most significant aspects of management's role are:

*	Evaluating employee performance;
*	Establishing business performance targets and objectives; and
*	Recommending salary levels and option awards.

Executive Management works with the General Counsel and Committee Chair in establishing the agenda for Committee meetings. Management also prepares meeting information for each Committee meeting.

Executive Management also participates in Committee meetings at the Committee's request to provide:

*	Background information regarding CSI’s strategic objectives;
*	Their evaluation of the performance of the senior executive officers; and
*	Compensation recommendations as to senior executive officers.

Committee Advisors

The Committee Charter grants us the sole and direct authority to hire and fire our advisors and compensation consultants and approve their compensation. CSI is obligated to pay our advisors and consultants. If hired, these advisors would report directly to the Committee.

Annual Evaluation

We meet in executive session each year to evaluate the performance of the named executive officers, to determine their bonuses, if any, for the prior fiscal year, to set their base salaries for the next calendar year (assuming such salary is not already mandated by an employment agreement), and to consider and approve any grants to them of equity incentive compensation.

Performance Objectives

We are considering beginning a process to establish individual and corporate performance objectives for senior executive officers in the first quarter of each fiscal year. We would engage in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets. We would review the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Corporate performance objectives would typically be established on the basis of a targeted return on capital employed for CSI or a particular business unit.

Benchmarking

We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We believe that information regarding pay practices at other companies is useful in two respects, however. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that we could consider in assessing the reasonableness of compensation.

Targeted Compensation Levels

Together with the performance objectives, we intend to establish targeted total compensation levels (i.e., maximum achievable compensation) for each of the senior executive officers. In making this determination, we will be guided by the compensation philosophy described below. We also will consider historical compensation levels and the relative compensation levels among the Company's senior executive officers. We may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels.

Performance Pay

As targeted total compensation levels are determined, we also will consider determining the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes cash bonuses for achievement of specified performance objectives and stock-based compensation whose value is dependent upon long-term appreciation in stock price.

Committee Effectiveness

We will review, on an annual basis, the performance of our Committee and the effectiveness of our compensation program in obtaining desired results.

Compensation Philosophy

Our executive compensation program is designed with one fundamental objective: to support CSI’s core values and strategic objectives. Our compensation philosophy is intended to align the interests of management with those of our stockholders. The following principles influence and guide our compensation decisions:

We Believe in a Pay for Performance Culture

At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. This philosophy will guide many compensation related decisions in fiscal 2007:

*	We would like to have a substantial portion of executive officer compensation contingent on, and variable with, achievement of objective corporate and/or individual performance objectives.
*	It is our policy to prohibit discounted stock options, reload stock options and re-pricing of stock options.

Compensation and Performance Pay Should Reflect Position and Responsibility

Total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:

*	Total compensation is higher for individuals with greater responsibility and greater ability to influence CSI’s achievement of targeted results and strategic initiatives.
*	As position and responsibility increases, a greater portion of the executive officer's total compensation is performance-based pay contingent on the achievement of performance objectives.
*	Equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Compensation Decisions Should Promote the Interests of Stockholders

Compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures the Company's long-term success and profitability. We believe that stock options create long-term incentives that align the interest of management with the long-term stockholders.

Compensation Should be Reasonable and Responsible

It is essential that CSI’s overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. Our executive compensation is intended to be consistent with CSI’s constant focus on controlling costs.

Compensation Disclosures Should be Clear and Complete

We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed in plain English. We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy, our compensation-setting process and how and how much our executives are paid.

Elements of Executive Compensation

Base Salary

Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, we consider the executive's qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive's past performance, competitive salary practices, internal pay equity and the tax deductibility of base salary.

Equity Based Compensation

We believe that equity compensation is an effective means of creating a long-term link between the compensation provided to officers and other key management personnel with gains realized by the stockholders. We have elected to use stock options as the equity compensation vehicle. All stock options incorporate the following features:

*	The term of the grant does not exceed 5 – 10 years;
*	The grant price is not less than the market price on the date of grant;
*	Grants do not include “reload” provisions;
*	Repricing of options is prohibited; and
*	Options vest 33.33% per year over three years beginning with the first anniversary of the date of grant.

We will continue to use stock options as a long-term incentive vehicle because:

*	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.
*	Stock options are performance based. All the value received by the recipient from a stock option is based on the growth of the stock price above the option price.
*	The vesting period encourages executive retention and the preservation of stockholder value.

In determining the number of options to be granted to senior executive officers, we will take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of total compensation.

Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees.

Our Compensation Decisions

This section describes the compensation decisions that we made with respect to the named executive officers for fiscal 2006 and during the first quarter of fiscal 2007.

Executive Summary

In summary, the compensation decisions made in fiscal 2006 and the first quarter of fiscal 2007 for the named executive officers were as follows:

*	We did not increase base salaries for the named executive officers, and there is no plan to do so in fiscal 2007.
*	In 2006, no bonuses were awarded to the then-named executive officers in 2006 (except for the bonus granted to William McKnight pursuant to his employment agreement).
*	In 2006, only one then-named executive officer received a stock option grant.
*	Performance-based pay represented 0% of the total compensation actually paid to the named executive officers for fiscal 2006, and the Committee is presently assessing this for fiscal 2007.

We believe that these decisions are consistent with our core compensation principles:

*	We believe in a pay for performance culture;
*	Compensation decisions should promote the interests of long-term stockholders; and
*	Compensation should be reasonable and responsible.

Base Salary

The base salaries are mandated in employment agreements with the named executive officers:

Name	Title	2007 Base Salary
Scott Newman	President and Chief Executive Officer	$500,000
Glenn Peipert	Executive Vice President and Chief Operating Officer	$375,000
William McKnight	Senior Vice President – Data Warehousing	$250,000

Stock Option Grants

We granted the following stock options to the named executive officers in fiscal 2006:

Name	Options Granted (# of Underlying Shares)
William Hendry(1)	150,000
Robert C. DeLeeuw(2)	1,000,000

(1)	The options vest ratably over a three year period and expire ten years from the date of grant.
(2)	Mr. DeLeeuw’s employment with CSI ended on December 31, 2006. All 1,250,000 options that had been granted to Mr. DeLeeuw were fully vested on December 31, 2006.

Employment Agreements

Scott Newman, our President and Chief Executive Officer, agreed to a five-year employment agreement dated as of March 26, 2004. The agreement provides for an annual salary to Mr. Newman of $500,000 and an annual bonus to be awarded by the Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance.

Glenn Peipert, Executive Vice President and Chief Operating Officer, agreed to a five-year employment agreement dated as of March 26, 2004. The agreement provides for an annual salary to Mr. Peipert of $375,000 and an annual bonus to be awarded by the Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance.

William McKnight, Senior Vice President - Data Warehousing, agreed to a three-year employment agreement dated as of July 22, 2005. The agreement provides for an annual salary to Mr. McKnight of $250,000 and an annual bonus to be awarded by the Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance.

Severance Arrangements

The following named executive officers have arrangements that provide for payment of severance payments:

*	In the event that Scott Newman’s employment is terminated other than with good cause, Mr. Newman will receive a lump sum payment of 2.99 times his base salary.
*	In the event that Glenn Peipert’s employment is terminated other than with good cause, Mr. Peipert will receive a lump sum payment of 2.99 times his base salary.
*	In the event that William McKnight’s employment is terminated other than with good cause, Mr. McKnight will receive a lump sum payment of the longer of (1) one year's base salary or (2) the period from the date of termination through the expiration date.

Change-in-Control Arrangements

Messrs. Newman, Peipert and McKnight would be entitled to the above severance arrangements on a change of control. Further, our 2003 Incentive Plan provides that upon a change in control, all unvested stock options shall immediately become vested (unless the Committee determines otherwise).

At present, the named executive officers hold the following unvested stock options that would become vested upon a change in control.

Name	Number of Shares Underlying Vested Options (#)	Number of Shares Underlying Unvested Options (#)
Glenn Peipert	83,333	166,667
William Hendry	30,000	180,000
Bryan Carey	63,888	244,445

Stock Ownership Requirement for Management

The Company does not have a formal policy requiring stock ownership by management. One of the key objectives of the 2003 Incentive Plan is to promote ownership of the Company’s stock by management.

Compensation Policies

Internal Pay Equity

We believe that internal equity is an important factor to be considered in establishing compensation for the officers. We have not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but we do review compensation levels to ensure that appropriate equity exists. We intend to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any named executive officer unless such compensation is paid pursuant to a qualified performance-based compensation plan. We believe that the 2003 Incentive Plan qualifies under the current IRS definition of performance-based compensation. The Committee has expressed the intention of continued reliance upon such performance-based compensation in order to preserve its deductibility for federal income tax purposes to the extent reasonably practicable.

Financial Restatement

It is the Board of Directors' Policy that the Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Timing of Stock Option Grants

CSI has adopted a policy on stock option grants that includes the following provisions relating to the timing of option grants:

*	CSI executives make recommendations to the Committee related to selecting the grant date.
*	The grant date of the stock options is always the date of approval of the grants (or a specified later date if for any reason the grant is approved during a time when CSI is in possession of material, non-public information).
*	The exercise price is the closing price of the underlying Common Stock on the grant date.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires officers, directors and persons who own more than ten (10) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with both the SEC and the principal exchange upon which such securities are traded or quoted. Officers, directors and persons holding greater than ten (10) percent of the outstanding shares of a class of Section 12-registered equity securities (“Reporting Persons”) are also required to furnish copies of any such reports filed pursuant to Section 16(a) of the Exchange Act with the Company. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that from January 1, 2006 to December 31, 2006 all Section 16(a) filing requirements applicable to its Reporting Persons were complied with.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information regarding the beneficial ownership of our Common Stock, our only class of outstanding voting securities as of June 25, 2007 based on 71,925,138 aggregate shares of Common Stock outstanding as of such date, by: (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock with the address of each such person, (ii) each of our present directors and officers, and (iii) all officers and directors as a group:

Name and Address of Beneficial Owner(1)(2)	Amount of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock Beneficially Owned
Scott Newman(3)	19,619,385	27.3%
Glenn Peipert(4)	10,281,227	14.3%
William Hendry(5)	30,000	*
William McKnight(6)	829,091	1.2%
Bryan Carey(7)	63,888	*
Lawrence K. Reisman(8)	26,666	*
Frederick Lester(9)	0	*
Thomas Pear(10)	200	*
Robert C. DeLeeuw(11)	5,446,795	7.4%
All directors and officers as a group (8 persons)	30,850,457	42.8%

*	Represents less than 1% of the issued and outstanding Common Stock.
(1)	Each stockholder, director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by him, unless otherwise indicated.
(2)	All addresses are c/o Conversion Services International, Inc., 100 Eagle Rock Avenue, East Hanover, New Jersey 07936.
(3)	Mr. Newman is the Company’s President, Chief Executive Officer and Chairman of the Board.
(4)	Mr. Glenn Peipert is the Company’s Executive Vice President, Chief Operating Officer and Director. Consists of an option to purchase 83,333 shares of Common Stock granted on November 16, 2005, and expiring on November 16, 2010, at an exercise price of $0.83 per share, and does not include an option to purchase 166,667 shares of Common Stock which vest as follows: (i) 83,333 on November 16, 2007 and (ii) 83,334 on November 16, 2008.
(5)	Mr. William Hendry is the Company’s Vice President, Chief Financial Officer and Treasurer. Consists of an option to purchase 20,000 shares of Common Stock granted on May 28, 2004, and expiring on May 28, 2014, at an exercise price of $3.00 per share, and does not include an option to purchase 10,000 shares of Common Stock, which shall vest on May 28, 2007. Consists of an option to purchase 10,000 shares of Common Stock granted on November 16, 2005, and expiring on November 16, 2015, at an exercise price of $0.83 per share, and does not include an option to purchase 20,000 shares of Common Stock which vest as follows: (i) 10,000 on May 16, 2007 and (ii) 10,000 on May 16, 2008. Does not include an option to purchase 150,000 shares of Common Stock granted on October 10, 2006, and expiring on October 10, 2016, at an exercise price of $0.25, which vests as follows: (i) 50,000 on October 10, 2007, (ii) 50,000 on October 10, 2008 and (iii) 50,000 on October 10, 2009.

(6)	Mr. McKnight is the Company’s Senior Vice President — Data Warehousing.
(7)	Mr. Carey is the Company’s Senior Vice President — Strategic Consulting. Consists of an option to purchase 22,222 shares of Common Stock granted on May 28, 2004, and expiring on May 28, 2014, at an exercise price of $3.00 per share, and does not include an option to purchase 11,111 shares of Common Stock, which shall vest on May 28, 2007. Consists of an option to purchase 41,666 shares of Common Stock granted on November 16, 2005, and expiring on November 16, 2015, at an exercise price of $0.83 per share, and does not include an option to purchase 83,334 shares of Common Stock which vest as follows: (i) 41,666 on May 16, 2007 and (ii) 41,668 on May 16, 2008. Does not include an option to purchase 150,000 shares of Common Stock granted on October 10, 2006, and expiring on October 10, 2016, at an exercise price of $0.25, which vests as follows: (i) 50,000 on October 10, 2007, (ii) 50,000 on October 10, 2008 and (iii) 50,000 on October 10, 2009.
(8)	Mr. Reisman is a Director. Consists of an option to purchase 20,000 shares of Common Stock granted on May 28, 2004, and expiring on May 28, 2014, at an exercise price of $3.00 per share, and does not include an option to purchase 10,000 shares of Common Stock, which shall vest on May 28, 2007. Consists of an option to purchase 6,666 shares of Common Stock granted on November 16, 2005, and expiring on November 16, 2015, at an exercise price of $0.83 per share, and does not include an option to purchase 13,334 shares of Common Stock which vest as follows: (i) 6,666 on November 16, 2007 and (ii) 6,668 on November 16, 2008. Does not include an option to purchase 25,000 shares of Common Stock granted on October 10, 2006, and expiring on October 10, 2016, at an exercise price of $0.25, which vests as follows: (i) 8,333 on October 10, 2007, (ii) 8,333 on October 10, 2008 and (iii) 8,334 on October 10, 2009.
(9)	Mr. Lester is a Director. Does not include an option to purchase 25,000 shares of Common Stock granted on October 10, 2006, and expiring on October 10, 2016, at an exercise price of $0.25, which vests as follows: (i) 8,333 on October 10, 2007, (ii) 8,333 on October 10, 2008 and (iii) 8,334 on October 10, 2009.
(10)	Mr. Pear is a Director. Does not include an option to purchase 25,000 shares of Common Stock granted on October 10, 2006, and expiring on October 10, 2016, at an exercise price of $0.25, which vests as follows: (i) 8,333 on October 10, 2007, (ii) 8,333 on October 10, 2008 and (iii) 8,334 on October 10, 2009.
(11)	Based upon Amendment No. 1 to Schedule 13G filed with the SEC on June 8, 2007. Mr. DeLeeuw was formerly the Company’s Senior Vice President and director. Includes a fully vested option to purchase 250,000 shares of Common Stock granted on November 16, 2005 and expiring on November 16, 2015 at an exercise price of $0.83 per share. Also includes a fully vested option to purchase 1,000,000 shares of Common Stock granted on January 9, 2006 and expiring on January 9, 2016 at an exercise price of $0.46 per share.

Certain Relationships and Related Party Transactions

In November 2003, the Company executed an Independent Contractor Agreement with LEC, whereby the Company agreed to be a subcontractor for LEC, and to provide consultants as required to LEC. In return for these services, the Company receives a fee from LEC based on the hourly rates established for consultants subcontracted to LEC. In May 2004, the Company acquired 49% of all issued and outstanding shares of common stock of LEC. For the years ended December 31, 2006, 2005 and 2004, the Company invoiced LEC $2,478,342, $3,731,198 and $3,837,065, respectively, for the services of consultants subcontracted to LEC by the Company. As of December 31, 2006, 2005 and 2004, the Company had accounts receivable due from LEC of approximately $330,000, $570,000 and $781,000, respectively. There are no known collection problems with respect to LEC. The majority of their billing is derived from Fortune 1000 clients. The collection process is slow as these clients require separate approval on their own internal systems, which extends the payment cycle.

On November 8, 2004, Mr. Glenn Peipert entered into a stock purchase agreement with a private investor, CMKX-treme, Inc. Pursuant to the agreement, CMKX-treme, Inc. agreed to purchase 377,778 shares of Common Stock for a purchase price of $500,000. As of June 9, 2005, CMKX-treme, Inc. remitted final payment for the shares.

On November 10, 2004, the Company and Dr. Michael Mitchell, the former President, Chief Executive Officer and sole director of LCS, executed a one-year consulting agreement whereby Dr. Mitchell would perform certain consulting services on behalf of the Company. Dr. Mitchell was to receive an aggregate amount of $0.25 million as compensation for services provided to the Company. During 2004 and 2005, an aggregate amount of $225,000 was paid to Mr. Mitchell for services provided under this consulting agreement.

As of November 16, 2004, Mr. Newman and Mr. Peipert repaid in full to the Company loans in the aggregate of approximately $0.2 million, including accrued interest. These loans bore interest at 3% per annum and were due and payable by December 31, 2005.

As of August 23, 2006, approximately $0.6 million and $0.5 million remained outstanding to Messrs. Newman and Peipert, respectively, on their loans to the Company. On August 23, 2006, pursuant to a unanimous resolution of the independent members of the Board of Directors, certain loans made to the Company by Messrs. Newman and Peipert were converted into shares of Common Stock of the Company. Per the Board resolution, the shares of Common Stock received were based on a conversion price of $0.63, or the closing market price of the Company's Common Stock on the American Stock Exchange on the date of conversion (August 23, 2006). Mr. Newman received 980,491 shares of restricted Common Stock, and Mr. Peipert received 851,862 shares of restricted Common Stock.

As of June 21, 2007, Mr. Newman had no outstanding loan balance to the Company. The balance outstanding with respect to the loan from Mr. Peipert was approximately $0.1 million, which accrues interest at a simple rate of 8% per annum.

GENERAL

The Management of the Company does not know of any matters, other than those stated in this Proxy Statement, that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to stockholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common Stock of the Company held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or facsimile transmission. The Company does not expect to pay any compensation for the solicitation of proxies.

A copy of the Company’s Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, accompanies this Proxy Statement. Upon written request, the Company will provide each stockholder being solicited by this Proxy Statement with a free copy of any exhibits and schedules thereto. All such requests should be directed to Conversion Services International, Inc., 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, Attn: William Hendry, Chief Financial Officer.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy in regard to items to be voted upon, stockholders may (i) vote in favor of, or FOR, the item, (ii) vote AGAINST the item or, (iii) ABSTAIN from voting on one or more items. Stockholders should specify their choices on the enclosed proxy. Proxies may be revoked by stockholders at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company or by voting in person at the Annual Meeting. If the enclosed proxy is properly signed, dated and returned, the Common Stock represented thereby will be voted in accordance with the instructions thereon. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted FOR the election of all Directors, FOR the ratification of the appointment of Friedman LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007, and FOR the amendment of the Company’s 2003 Incentive Plan.

Stockholder Proposals for the 2008 Annual Meeting and General Communications

Any stockholder proposals intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company at its office in East Hanover, New Jersey on or before December 31, 2007 in order to be considered for inclusion in the Company’s proxy statement and proxy relating to such meeting. The Company has received no stockholders nominations or proposals for the 2007 Annual Meeting.

Stockholders may communicate their comments or concerns about any other matter to the Board of Directors by mailing a letter to the attention of the Board of Directors c/o the Company at its office in East Hanover, New Jersey.

Revocability of Proxy

Shares represented by valid proxies will be voted in accordance with instructions contained therein, or, in the absence of such instructions, in accordance with the Board of Directors’ recommendations. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by providing written notice of revocation of the proxy or by submitting a signed proxy bearing a later date. Any written notice of revocation should be sent to the attention of the Secretary of the Company at the address above. Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any action inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. However, no such revocation will be effective unless and until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

Method of Counting Votes

Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the “non-vote”) on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, both the election of directors and the ratification of the appointment of auditors are routine matters on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. Abstentions will be counted as present for purposes of determining a quorum but will not be counted for or against the election of directors or the ratification of independent auditors. As to Item 1, the Proxy confers authority to vote for all of the five persons listed as candidates for a position on the Board of Directors even though the block in Item 1 is not marked unless the names of one or more candidates are lined out. The Proxy will be voted “For” Items 2 and 3 unless “Against” or “Abstain” is indicated. If any other business is presented at the meeting, the Proxy shall be voted in accordance with the recommendations of the Board of Directors.

By order of the Board of Directors

Scott Newman
President and Chief Executive Officer

July 9, 2007

CONVERSION SERVICES INTERNATIONAL INC.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CONVERSION SERVICES INTERNATIONAL INC.

This Proxy is solicited on behalf of the Board of Directors of Conversion Services International Inc.

The undersigned hereby appoint(s) Scott Newman and Glenn Peipert with the power of substitution and resubstitution to vote any and all shares of capital stock of Conversion Services International, Inc. (the “Company”) which the undersigned would be entitled to vote as fully as the undersigned could do if personally present at the Annual Meeting of the Company, to be held on Monday, August 6, 2007, at 10:00 A.M. local time, and at any adjournments thereof, hereby revoking any prior proxies to vote said stock, upon the following items more fully described in the notice of any proxy statement for the Annual Meeting (receipt of which is hereby acknowledged):

1.	ELECTION OF DIRECTORS

VOTE

☐	FOR ALL nominees listed below EXCEPT as marked to the contrary below	☐	WITHHOLD AUTHORITY to vote for ALL nominees listed below (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name below.)

Scott Newman, Glenn Peipert, Lawrence K. Reisman, Frederick Lester and Thomas Pear.

2.	RATIFICATION OF THE APPOINTMENT OF FRIEDMAN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2007.

☐	FOR the ratification of the appointment of Friedman LLP	☐	WITHHOLD AUTHORITY	☐	ABSTAIN
3.	AMENDMENT OF THE COMPANY’S 2003 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE

☐	FOR the Amendment of the 2003 Incentive Plan	☐	WITHHOLD AUTHORITY	☐	ABSTAIN

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE FIVE NOMINEES NAMED IN ITEM 1, THE RATIFICATION OF THE APPOINTMENT OF FRIEDMAN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR 2007 IN ITEM 2 AND THE AMENDMENT OF THE COMPANY’S 2003 STOCK INCENTIVE PLAN IN ITEM 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign date and return this Proxy promptly using the accompanying postage pre-paid envelope.

Dated:

Signature

Signature if jointly owned:

Print name:

Please sign exactly as the name appears on your stock certificate. When shares of capital stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please include full title as such. If the shares of capital stock are owned by a corporation, sign in the full corporate name by an authorized officer. If the shares of capital stock are owned by a partnership, sign in the name of the partnership by an authorized officer.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

IN THE ENCLOSED ENVELOPE